Exhibit 5

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of September 19, 2025.

KEYVAN SAMINI

Name:	/s/ Keyvan Samini

THE KSSF TRUST

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	Trustee

THE KSLI TRUST

By:	/s/ Samira Samini
Name:	Samira Samini
Title:	Trustee

THE SSLI TRUST

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	Trustee